EXHIBIT 15



              AquaPenn Spring Water Company, Inc. and Subsidiaries
                  Copy of Letter from Independent Accountants
               Regarding Unaudited Interim Financial Information



To the Board of Directors
AquaPenn Spring Water Company, Inc.:


We acknowledge our awareness of the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.


Very truly yours,

/s/ KPMG Peat Marwick LLP
--------------------------------
KPMG Peat Marwick LLP

State College, PA
April 1, 1998